         Exhibit 4.06

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary description of The TJX Companies, Inc.’s (the “Company”) capital stock is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company (the “Certificate”) and the By-laws of the Company (the “By-laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.06 is a part (the “Annual Report”). We encourage you to read our Certificate, our By-laws, and the applicable provisions of Delaware General Business Corporation Law (the “DGCL”) carefully.
Authorized Capital Stock
The Company's authorized capital stock consists of 1,805,000,000 shares of capital stock, of which 1,800,000,000 shares are common stock, $1.00 par value per share (the "Common Stock"), and 5,000,000 shares are preferred stock, $1.00 par value per share (the "Preferred Stock").
All outstanding shares of our Common Stock are fully paid and nonassessable. As of the date of filing of the Annual Report, no shares of Preferred Stock were issued or outstanding.
Description of Common Stock
Voting Rights
Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any voting rights of holders of any Preferred Stock outstanding. Except as otherwise required by law, the Certificate, or the By-laws, the vote of shareholders required to decide any question brought at a meeting of shareholders at which a quorum is present is a majority of the votes properly cast upon the question. A quorum shall consist of a majority of the stock issued and outstanding, except where a larger quorum is required by law, the Certificate, or the By-laws. Shareholders of our Common Stock do not have cumulative voting rights in the election of directors. A nominee for director shall be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election, except in the case of a contested election, in which case directors shall be elected by the plurality of the votes properly cast.
Dividend Rights
Holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors of the Company out of such funds legally available for declaration of dividends, subject to the rights of holders of any Preferred Stock outstanding.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up and distribution of the assets of the Company, after paying or setting aside for the holders of any Preferred Stock outstanding the full preferential amounts to which they are entitled, if any, and subject to the rights of any series of Preferred Stock to participate pro rata with the Common Stock with respect to distributions, the holders of Common Stock shall be entitled to receive pro rata all remaining assets of the Company available for distribution to shareholders.

Other Rights and Preferences
Holders of Common Stock have no preemptive, subscription, redemption, conversion, or sinking fund rights.
Stock Exchange Listing
The Common Stock is listed on the New York Stock Exchange under the symbol “TJX.”
Transfer Agent and Registrar
The Company’s transfer and registrar is Computershare Inc.
Preferred Stock
The rights of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of any series of Preferred Stock that may in the future be issued. As of the date of filing of the Annual Report, no shares of Preferred Stock are issued or outstanding.
The Certificate authorizes the Board of Directors to issue shares of Preferred Stock, not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate, from time to time in one or more series, without further action by shareholders, and with such rights, privileges, preferences, and restrictions as determined by the Board of Directors. It is possible that the issuance of any Preferred Stock could adversely impact the rights of holders of Common Stock, including voting, liquidation, and dividend rights of the holders of Common Stock. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of the Company.
Anti-Takeover Provisions
Certain provisions in the Certificate, the By-laws, and the DGCL may have the effect of delaying, discouraging, or preventing a tender offer for or an attempted takeover of the Company.
Advance Notice Requirements
Shareholders wishing to nominate persons for election to the Board of Directors at an annual meeting or to propose any business to be transacted by the shareholders at an annual meeting must comply with certain advance notice provisions and other requirements set forth in the By-laws.
Proxy Access
Our By-laws permit a shareholder, or group of no more than twenty shareholders, to include director nominees in the Company’s proxy statement for the annual meeting of shareholders only upon meeting certain procedural requirements, including continuous ownership of at least three percent of the outstanding number of shares for at least three years. The maximum number of shareholder nominees that will be included in the Company’s proxy statement shall not exceed the greater of two or 20% of the number of directors in office.
Board Vacancies
The By-laws provide that any newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors then in office.

Special Meetings and Action by Written Consent
A special meeting of shareholders may only be called by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.
Any action of shareholders may only be taken at a meeting of the shareholders and may not be taken by written consent.
Section 203 of the Delaware General Corporation Law
As a Delaware corporation the Company is subject to the provisions of Section 203 of the DGCL. Section 203 generally provides that if a person or group acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") without prior board approval, such interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, this restriction does not apply to a person who becomes an interested stockholder in a transaction resulting in the interested stockholder owning at least 85% of the corporation's voting stock (excluding from the outstanding shares, shares held by officer-directors or pursuant to employee stock plans without confidential tender offer decisions), or to a business combination approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, Section 203 does not apply to certain business combinations proposed subsequent to the public announcement of specified business combination transactions which are not opposed by the Board of Directors.
Limitations of Liability and Indemnification of Officers and Directors

Under the terms of the Certificate, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the DGCL, as so amended.

The Certificate also provides that the Company shall indemnify a director or officer against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement to the maximum extent permitted from time to time under the DGCL.